Exhibit 99(a)(1)(C)

NOTICE OF GUARANTEED DELIVERY
OF WARRANTS OF
JASPER THERAPEUTICS, INC.
PURSUANT TO THE OFFER DATED OCTOBER 7, 2026

This Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the Offer (as defined below) if:

●	Warrants are not immediately available or Warrant holders cannot deliver Warrants to the Company prior to the Expiration Date (as defined in the Offer to Purchase), or

●	Time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal and any other required documents, to reach the Company prior to the Expiration Date.

The Offer to Purchase, dated October 7, 2026 (the “Offer to Purchase”) and the related Letter of Transmittal, as each may be amended or supplemented from time to time, together constitute the “Offer.”

The Offer relates to the warrants that were issued in connection with the September 2025 Offering (as defined in the Offer to Purchase) (the “Warrants”). Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer.

IF NECESSARY, MAIL THIS NOTICE OF GUARANTEED DELIVERY TO:

If delivering by mail or overnight courier:
Jasper Therapeutics, Inc.

2200 Bridge Pkwy Suite #102

Redwood City, CA 94065
Attention: Chief Operating Officer

This Notice of Guaranteed Delivery, properly completed and duly executed, may be delivered by hand, mail, or overnight courier to the Company. See the discussion in the Offer to Purchase under “The Offer, Section 2. Procedure for Tendering Warrants.”

For this notice to be validly delivered, it must be received by the Company at the above address before the Offer expires. Delivery of this notice to another mailing address will not constitute a valid delivery.

This form is not to be used to guarantee signatures. If a signature on a Letter of Transmittal is required to be guaranteed by an Eligible Institution (as defined in the Letter of Transmittal) under the instructions to the Letter of Transmittal, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

By signing this Notice of Guaranteed Delivery, you exchange, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal, receipt of which you hereby acknowledge, the number of Warrants specified below pursuant to the guaranteed delivery procedure described in the Offer to Purchase under “The Offer, Section 2. Procedure for Tendering Warrants.”

NUMBER OF WARRANTS EXCHANGED:

SIGNATURES

Signatures:

Name(s) of Warrant Holders(s):

(please type or print)

Address:

(Include Zip Code)

Daytime Area Code and Telephone Number:

Date:

2

GUARANTEE OF DELIVERY
(Not to be Used for Signature Guarantee)

The undersigned, a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an “Eligible Institution”), guarantees delivery to the Company of the Warrants tendered, in proper form for transfer within two Nasdaq Stock Market trading days after the date of receipt by the Company of this Notice of Guaranteed Delivery.

The Eligible Institution that completes this form must communicate the guarantee to the Company and must deliver the Letter of Transmittal and the Warrants to the Company within the time set forth above.

Failure to do so could result in a financial loss to such Eligible Institution.

Name of Firm:

Authorized Signature:

Name:

(Please Print)

Title:

Address:

Areas Code(s) and Telephone Number(s):

Dated: , 2026

NOTE: DO NOT SEND WARRANTS WITH THIS FORM. WARRANTS SHOULD BE SENT WITH THE LETTER OF TRANSMITTAL.

3